                                  Exhibit 99.1

                                                           FOR IMMEDIATE RELEASE

                          SL INDUSTRIES, INC. ANNOUNCES
                             DECISION IN LITIGATION

Mt. Laurel,  NJ - November 8, 2002 - Today SL Industries,  Inc. (the  "Company")
announced  that a jury verdict has been  rendered in the lawsuit  filed by Eaton
Aerospace LLC ("Eaton") against SL Montevideo Technology,  Inc. ("SL-MTI"),  the
Company's subsidiary,  in the amount of approximately $650,000.  Prior to trial,
SL-MTI  had  admitted  an  additional  liability  in the  approximate  amount of
$35,000.  A judgment on the matter will also include  interest,  and may include costs.  The lawsuit was filed by Eaton against SL-MTI in the fall of 2000 in the
United  States  District  Court for the Western  District of Michigan,  alleging breach of contract and warranty in the  defective  design and  manufacture  of a
high  precision  motor,  and  sought   compensatory   damages  of  approximately
$3,900,000.  SL-MTI is  considering  all of its options  regarding the decision.
Warren  Lichtenstein,  the  Company's  Chairman of the Board,  stated "While any decision  against SL-MTI is  unfortunate,  we are pleased that the amount of the decision is  substantially  less than the damages claimed by Eaton,  and believe that  resolution  of this matter is a positive  development  for SL-MTI and will permit SL-MTI to move forward with its business plan."

About SL Industries, Inc.

SL Industries,  Inc.  designs,  manufactures  and markets Power and Data Quality
(PDQ)    equipment   and   systems   for   industrial,    medical,    aerospace,
telecommunications  and consumer  applications.  For more  information  about SL
Industries,  Inc.  and its  products,  please  visit the  Company's  website  at
www.slpdq.com.

Forward-Looking Statements

            This press  release  contains  statements  that are  forward-looking statements within the meaning of the Private Securities Litigation Reform Act of
1995.  These  statements  are  based  on  current  expectations,  estimates  and projections about the Company's  business based, in part, on assumptions made by management.  These  statements  are not  guarantees  of future  performance  and involve  risks,  uncertainties  and  assumptions  that are difficult to predict.
Therefore,  actual  outcomes  and  results  may differ  materially  from what is expressed  or  forecasted  in such  forward-looking  statements  due to numerous factors, including those described above and the following: the effectiveness of the cost reduction initiatives undertaken by the Company,  changes in demand for the  Company's  products,  product  mix,  the  timing  of  customer  orders  and deliveries,  the impact of  competitive  products  and pricing,  constraints  on supplies of critical  components,  excess or  shortage of  production  capacity, difficulties  encountered in the  integration  of acquired  businesses and other risks  discussed  from time to time in the  Company's  Securities  and  Exchange
Commission filings and reports.  In addition,  such statements could be affected by general industry and market conditions and growth rates, and general domestic and international  economic conditions.  Such  forward-looking  statements speak only as of the date on which they are made,  and the Company does not  undertake any  obligation  to update any  forward-looking  statement to reflect  events or circumstances after the date of this release.

Contact:

     SL Industries, Inc.
     David Nuzzo  856/222-5515

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